Exhibit 21

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION

Patterson Dental Holdings, Inc.	Minnesota

Patterson Dental Supply, Inc.	Minnesota

Direct Dental Supply Co.	Nevada

Patterson Dental Canada Inc.	Canada

Patterson Technology Center, Inc.	Minnesota

Patterson Office Supplies, Inc.	Minnesota

Accu-Bite, Inc.	Michigan

Accu-Bite Dental Products Limited Liability Company	Michigan

Williamston Industrial Center, LLC	Michigan

Strategic Dental Marketing, Inc.	Michigan

PDC Funding Company, LLC	Minnesota

PDC Funding Company II, LLC	Minnesota

Webster Veterinary Supply, Inc.	Minnesota

Webster Management LP	Minnesota

Patterson Medical Holdings, Inc.	Delaware

Patterson Medical Supply, Inc.	Minnesota

Tumble Forms, Inc.	New York

Midland Manufacturing Company, Inc.	South Carolina

Sammons Preston Canada, Inc.	Ontario

Homecraft Roylan LTD	England & Wales

Kinetec S.A.	France

Patterson Medical Limited	United Kingdom

Mobilis Healthcare Group LTD	United Kingdom

Halo Healthcare LTD	United Kingdom

County Footwear LTD	United Kingdom

Patterson Logistics Services, Inc.	Minnesota

Dolphin Imaging Systems, LLC	Delaware

Dolphin Practice Management, LLC	Delaware

Patterson Global Limited	United Kingdom

Ausmedic Australia Pty Ltd	New South Wales

Metron Holdings Pty Limited	New South Wales

Physio Med Services Limited	United Kingdom